Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in  Registration Statement No 333-144992 on Form S-8 of our report dated September 14, 2007, relating to the consolidated financial statements of Solera Holdings, Inc and subsidiaries (the Company) (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the change in the Company’s method of accounting for defined benefit pension and other postretirement plans upon the adoption of Financial Accounting Standards Board (“FASB”) statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) and the change in the Company’s method of accounting for stock compensation upon the adoption of FASB Statement No. 123(R), Share-Based Payment, as described in Note 11 to the consolidated financial statements), appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.

/s/Deloitte & Touche LLP
San Jose, California
September 14, 2007